EXHIBIT 10.29

OFFER TO PURCHASE

                    THIS OFFER TO PURCHASE ("Offer") is made as of April 30, 1999, by MANATRON, INC., a Michigan corporation, of 2970 South 9th Street, Kalamazoo, Michigan 49009 ("Buyer"), to NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, One National City Parkway, Kalamazoo, Michigan 49009 ("Seller"), and shall remain effective until __________ __, 1999. Upon acceptance by Seller, it shall constitute a binding purchase agreement ("Agreement").

                    Buyer offers to purchase from Seller, on the terms and subject to the conditions in this Offer, that portion of the building at 510 East Milham Road, Portage, Michigan which is located on the land legally described on Exhibit A attached hereto, together with all improvements, fixtures, and equipment associated therewith ("Building") and all of Seller's right, title and interest in and to the real estate legally described on Exhibit B attached hereto ("Real Estate"), which interests in the Real Estate are evidenced by and described in:

(i) Land Lease Agreement ("Land Lease") dated May 15, 1967, between James S. Gilmore, Jr. and Diana F. Gilmore (the "Gilmores") as lessor and American National Bank and Trust Co. of Michigan, now known as Old Kent Bank ("Old Kent") and Seller (formerly known as First National Bank and Trust Company of Kalamazoo) as lessees;

(ii) Addendum to Land Lease between the Gilmores as lessor and Old Kent and Seller as lessees dated August 27, 1980;

(iii) Agreement between Seller (formerly known as First National Bank and Trust Company of Kalamazoo) and Old Kent dated December 26, 1979; and

(iv) Co-Tenancy Agreement between Seller (formerly known as First National Bank and Trust Company of Kalamazoo) and Old Kent dated March 10,1980.

Items (i) and (ii) in the previous sentence are collectively referred to herein as the "Land Lease" and items (iii) and (iv) are collectively referred to herein as the "Co-Tenancy Agreement." The Building and the Real Estate are collectively referred to herein as the "Premises". The sale and purchase contemplated by this Offer shall also include those items of personal property listed on Exhibit C attached to this Offer ("Personal Property"). The Premises and Personal Property are collectively referred to herein as the "Property". Buyer shall not assume any liabilities of Seller, except as expressly described below.

          1.       Purchase Price.  The purchase price for the Property shall be One Million One Hundred Eighty-One Thousand Dollars ($1,181,000) ("Purchase Price"), payable at closing.

          2.       Deposit; Default.

          (a)       Upon acceptance of this Offer by Seller, Buyer shall deposit with Seller an earnest money deposit of Twenty-Five Thousand Dollars ($25,000) ("Deposit"), to be held under the terms and conditions of this Offer. If Seller accepts this Offer and the purchase and sale contemplated by this Offer are closed, the Deposit shall be applied to the Purchase Price at closing. If Seller rejects this Offer or Buyer terminates this Agreement pursuant to any termination right granted by this Agreement, the Deposit shall be promptly returned to Buyer.

          (b)       If Buyer defaults in its obligations under this Agreement so that the sale and purchase contemplated under this Agreement is not consummated, then as Seller's sole remedy Seller may terminate this Agreement by notice to Buyer, the Deposit shall be paid to Seller as liquidated damages, and neither party shall have any further liability to the other.

          (c)       If Seller defaults in its obligations under this Agreement so that the sale and purchase contemplated under this Agreement is not consummated, then Buyer may terminate this Agreement by notice to Seller, the Deposit shall be promptly returned to Buyer and Seller shall reimburse Buyer for Buyer's actual out-of-pocket expenses incurred in connection with this transaction up to a maximum of $25,000, and neither party shall have any further liability to the other.

          3.       Co-Tenant's Right of First Refusal. Buyer and Seller acknowledge that under the terms of the Co-Tenancy Agreement, Old Kent has a right of first refusal to purchase the Premises for 30 days after Seller's receipt of this Offer. Seller shall immediately notify Old Kent in writing of the terms of this Offer (or, at Seller's option, provide to Old Kent a copy of this Offer) and shall provide a copy of the written notice to Buyer. Seller shall also promptly provide to Buyer a copy of Old Kent's decision whether or not to exercise its right of first refusal. If Old Kent determines to purchase the Premises, this Agreement between Buyer and Seller shall terminate, Buyer shall be promptly returned its Deposit and neither party shall have any further liability to the other. If Old Kent elects not to purchase the Premises or fails to respond to Seller's notice within the 30-day period provided in the Co-Tenancy Agreement (the "Right-of-First-Refusal Period") the parties shall proceed to closing under the terms and conditions of the Agreement. The date Buyer receives written notice that Old Kent has elected not to purchase the Premises, or if Old Kent fails to respond, the last day of the Right-of-First-Refusal Period, shall be referred to in this Agreement as the "Effective Date."

          4.       Title.

          (a)       Seller shall transfer all of its right, title, and interest in and to the Premises to Buyer subject only to the matters listed in Exhibit D attached ("Permitted Encumbrances").

          (b)       Seller shall transfer good and marketable title to the Personal Property to Buyer by a bill of sale containing full warranties of title and warranties against liens and encumbrances, subject only to the Permitted Encumbrances and being in the form of Exhibit E attached hereto and made a part hereof ("Bill of Sale").

          5.

          (a)       Buyer's Due Diligence. Buyer shall have a period of forty-five (45) days following the Effective Date ("Contingency Period") within which to conduct, at its cost, any investigations and/or inspections that Buyer deems necessary or desirable with respect to the Property. These inspections or investigations may include, by way of example but not limitation, title examinations, surveys, pest inspections, environmental inspections, reports and assessments; soil borings; inspection of the Building and its electrical, plumbing, mechanical and other systems; review of zoning and other land use approvals; review of utility availability; and the like. If during the Contingency Period, Buyer determines, in its sole discretion, that the Premises are not suitable for its Intended Use or that conditions exist that, in the sole discretion of the Buyer or Buyer's lender, require correction, Buyer shall notify Seller in writing. Seller shall respond within ten (10) business days after its receipt of Buyer's notice advising Buyer whether Seller will proceed to correct the defect or unsatisfactory condition prior to closing. If Seller fails or refuses to perform the correction, then Buyer may, at Buyer's election, (a) proceed to closing or (b) terminate this Agreement by notice to Seller and be promptly returned its Deposit, in which case neither party shall have any further liability to the other under this Agreement. Buyer and its agents shall enjoy reasonable rights to enter onto the Premises to perform the inspections and investigations provided for under this Agreement; provided, however and notwithstanding the foregoing terms of this paragraph, if Buyer desires to undertake any environmental or subsoil investigation involving soil/water samples or invasive testing of any kind, such investigation and/or testing shall be performed only by consultants and according to a scope of work acceptable to Seller. Buyer shall disclose the results of any Phase I or other environmental audit to Seller at Seller's request but shall otherwise keep the same confidential and not otherwise disclose such reports without Seller's permission unless and until closing of this transaction. Buyer shall repair any damage to the Property caused by Buyer's due diligence activities and shall otherwise defend, indemnify and hold Seller harmless from any loss, claim, damage or injury to any person or property caused or occurring as a result of such activities.

          (b)       "As Is" Transaction. Buyer acknowledges that it will be afforded a reasonable opportunity to conduct due diligence activities with respect to the condition of the Property as provided above. Buyer further acknowledges that notwithstanding any prior or contemporaneous oral or written representations, statements, documents or understandings, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes any such prior or contemporaneous oral or written representations, statements, documents or understandings. BUYER FURTHER ACKNOWLEDGES THAT SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESSED OR IMPLIED, EXCEPT AS EXPRESSLY CONTAINED HEREIN WITH RESPECT TO THE PREMISES OR SELLER'S INTEREST IN THE PROPERTY OR ANY RELATED MATTERS, AND THAT THE PREMISES SHALL BE TRANSFERRED TO BUYER IN "AS IS - WHERE IS"

CONDITION. Buyer further agrees that if Buyer closes the transaction contemplated herein, then Buyer shall be deemed, except as expressly provided in this Agreement or any closing document, to have accepted the Premises in "as is- where is" condition, including the location and extent of boundaries, the condition of all improvements and the environmental condition of the Premises, and to have released Seller from any and all liability, claims, damages, losses or causes of action arising from the environmental condition of the Premises, except for any liability, claims, damages, losses or causes of action arising from Seller's breach of any representations and warranties made in this Agreement or any closing document.

          7.       Seller's Documents. Promptly upon Seller's acceptance of this Offer, Seller shall provide to Buyer, or make available for review by Buyer and/or Buyer's designees, copies of the following documents ("Seller's Documents"): (a) full and complete copies of the Land Lease, Co-Tenancy Agreement and any other agreement affecting Seller's interest in or occupancy of the Premises, including all addenda, modifications and amendments to such agreements; (b) any existing title insurance policies, title insurance commitments, surveys and environmental reports with respect to the Premises prepared for Seller or in Seller's possession or control; and (c)  any existing architectural plans and specifications for existing and/or planned improvements to the Property.

          8.       Seller's Representations and Warranties.  Seller represents and warrants to Buyer, which representations and warranties shall be true to the date of the closing, as follows:

          (a)       There are no pending or, to the best of Seller's knowledge, information and belief, threatened condemnation proceedings against any part of the Premises except as may be contemplated in a letter from the City of Portage dated February 18, 1999, regarding proposed improvements to Milham Avenue (copy attached);

          (b)       There are no claims, litigation, proceedings or disputes to which Seller is a party pending or, to the best of Seller's knowledge, information and belief, threatened against or relating to the Premises;

          (c)       Seller has not received notice of any violation of laws, ordinances, orders, codes, rules, regulations and building and use restrictions affecting the Premises, and any correction or modification required by any insurance company has been made;

          (d)       Seller, through the person(s) executing this Agreement, has full power and authority to enter into this Agreement, and to assume and perform all its obligations under this Agreement;

          (e)       There are no contracts, leases, or other agreements, written or oral, to which Seller is a party, which affect the Premises in any manner and would bind

Buyer upon its purchase of Seller's interest in the Property, other than this Agreement, the Land Lease and Co-Tenancy Agreement and any agreements disclosed by a current title insurance commitment;

          (f)       Seller is not aware of any default by any party under the Land Lease or Co-Tenancy Agreement nor of any act, omission or event that has occurred which, upon the giving of any required notice and/or passage of any applicable grace period would constitute an event of default under any of them.

          (g)       Seller has no actual knowledge of the environmental condition of the Premises except as disclosed in the environmental reports prepared by DeLisle Associates dated October 10-17, 1995, and November 29, 1995. A copy of which shall be provided to Buyer promptly upon execution of this Agreement.

          (h)       Seller has received no governmental notice requiring the Premises to be connected into the public sewer system and Seller has no knowledge of any such requirement.

          (i)       Seller is not aware of any pending or proposed special assessment affecting or which may affect the Premises or any part of the Premises other than the proposed assessment for improvement of East Milham Road between Westnedge and Lovers Lane;

          (j)       The Premises comprise all real estate owned by Seller or any affiliate of Seller within one thousand (1000) feet of the Premises which Seller uses in connection with its use and occupancy of the Premises;

Seller shall hold Buyer harmless, indemnify, and at Buyer's option, defend Buyer, from and against any loss, including, without limitation, reasonable attorneys fees, incurred by reason of Seller's breach of any of the foregoing representations and warranties; provided an action alleging breach thereof has been commenced by Buyer within two (2) years after the date of closing; otherwise such representations and warranties shall expire on the second anniversary of closing. This limitation shall not apply to Paragraph 8(d).

          9.       Buyer's Representations and Warranties. Buyer represents and warrants to Seller, which representations and warranties shall be true to the date of the closing, as follows:

          (a)       Buyer, through the person(s) executing this Agreement, has full power and authority to enter into this Agreement, and to assume and perform all its obligations under this Agreement; and

          (b)       All necessary action to approve, execute, deliver, and perform this Agreement has been taken by Buyer, and this Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Buyer shall hold Seller harmless, indemnify, and at Seller' option, defend Seller, from and against any loss, including, without limitation, reasonable attorneys fees, incurred by reason of Buyer's breach of any of the representations and warranties set forth above.

          10.     Covenants of Seller. During the period prior to the closing, Seller shall:

          (a)       Subject to the provisions of Paragraph 5(a), permit Buyer, Buyer's lender, and such persons as they may designate, to enter in or upon the Premises and inspect the Property, provided that all such inspections are made after reasonable notice, and in such a manner as will not materially adversely affect the business operations on the Premises;

          (b)       Maintain in effect existing insurance policies insuring Seller's interest in the Premises against those risks covered by a standard fire and insurance policy with extended coverage endorsement for its full replacement cost;

          (c)       Continue to maintain that portion of the Premises occupied by Seller in the same condition and repair as customarily maintained in the past, in the ordinary course of business;

          (d)       Not alter any of the improvements to that portion of the Premises occupied by Seller, nor remove any Personal Property, unless replaced by an item of equivalent value;

          (e)       Not cancel, terminate, or modify the Land Lease or Co-Tenancy Agreement;

          (f)       Pay all taxes and installments of special assessments affecting the Property prior to delinquency;

          (g)       Proceed diligently to cure any violations of laws, ordinances or regulations applying to that portion of the Premises occupied by Seller of which Seller receives notice; and

          (h)       Comply with all the terms, conditions and provisions of all agreements to which Seller is a party affecting the Premises and make all payments due under such agreements and suffer no default under such agreements except those matters being contested by Seller in good faith.

          (i)       Not permit or suffer any liens, encumbrances, restrictions or other matters affecting Seller's title to attach to the Property.

          11.     Buyer's Contingencies. The obligation of Buyer to close the transaction contemplated by this Agreement shall be contingent upon:

          (a)       Buyer's ability to obtain financing for the purchase of the Property on such terms and conditions as are reasonably satisfactory to Buyer. This contingency shall be deemed waived unless, before the end of the Contingency Period, Buyer provides to Seller either (i) a copy of a good faith commitment for such financing from a bona fide financial institution committing to close the loan within the time required for closing herein, or (ii) written notice that Buyer has failed to obtain satisfactory financing and desires to terminate this Agreement.

          (b)       Buyer's satisfaction, in its sole discretion, with its inspections of the Property, its investigation of the Property's compliance with applicable laws, ordinances and regulations, its investigation of the state of Seller's title to the Property, and its review of Seller's Documents. Buyer shall advise Seller of any such dissatisfaction within the Contingency Period or within 30 days after the date Seller provides all of Seller's Documents to Buyer, whichever occurs later. Any dissatisfaction of which Seller is not notified within the Contingency Period shall be deemed waived except for any matter or condition first arising or disclosed after the end of the Contingency Period;

          (c)       Seller having performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by Seller on or before the closing date under this Agreement;

          (d)       All representations and warranties of Seller set forth in this Agreement being true as of the closing date;

          (e)       Receipt of an ALTA (latest form) title insurance policy (or marked-up commitment therefor) with standard exceptions removed (provided Buyer provides a survey acceptable to the title insurer) and containing such endorsements as Buyer shall reasonably request (at Buyer's expense and at no obligation to Seller) issued by Transnation Title Insurance Company and insuring Buyer's interest in the Premises, subject only to the Permitted Encumbrances. Buyer shall provide Seller with a copy of the title commitment prior to expiration of the Contingency Period.

If one or more of the contingencies is not satisfied, and Buyer is not willing to waive the contingency(ies), then Buyer may terminate this Agreement by notice to Seller and be promptly returned its Deposit, in which case neither party shall have any further liability to the other under this Agreement.

          12.     Closing.

          (a)       The closing shall take place on July 16, 1999, or such later date as is mutually agreed upon by the parties. It shall take place at such time and place as shall be specified by Buyer on at least one week's prior notice to Seller, or in the absence of such notice, at 10 a.m. on the last business day permitted for closing, at a mutually agreeable location.

          (b)       At the closing, Seller shall execute and/or deliver, as the case may be, the following:

            (i)       An assignment and assumption agreement in a form reasonably acceptable to Buyer and Seller, ("Land Lease Assignment and Assumption Agreement") which shall assign to Buyer all of Seller's interest as tenant under the Land Lease, including the tenant's option to extend the Land Lease, the tenant's right to exercise the option to purchase and the tenant's right of first refusal. The Land Lease Assignment and Assumption Agreement shall also (a) warrant that Seller and Old Kent are jointly the sole owners of the tenant's interest under the Land Lease, subject only to the Permitted Encumbrances; (b) provide that Seller will hold harmless and indemnify Buyer from and against any and all claims arising under the Land Lease with respect to periods prior to the closing date; and (c) provide that Buyer shall assume and perform all of Seller's obligations as tenant under the Land Lease arising subsequent to the closing date;

           (ii)       A quit claim deed covering the Building and the land described in Exhibit A in the form attached as Exhibit F.

          (iii)       The Bill of Sale;

          (iv)       An assignment and assumption of all of Seller's rights and obligations under the Co-Tenancy Agreement in a form reasonably acceptable to Buyer and Seller which shall provide that Seller will hold harmless and indemnify Buyer from and against any and all claims arising under the Co-Tenancy Agreement with respect to periods prior to the closing date and that Buyer will similarly indemnify Seller from and against all such claims arising with respect to periods from and after the closing date;

            (v)       An assignment of any existing warranties or guaranties benefitting the Property to which Seller is a party.

           (vi)       A short form of the Land Lease Assignment and Assump- tion Agreement in recordable form and otherwise in a form reasonably acceptable to Buyer and Seller;

          (vii)       An estoppel certificate executed by the lessor under the Land Lease in form and substance reasonably satisfactory to Seller, Buyer and its lender, consenting to Seller's assignment of its interest in the Land Lease, including the option to extend the Land Lease, the option to purchase and right of first refusal with respect to the purchase of the Premises; acknowledging the rental rate and term of the Land Lease; certifying that the Land Lease is in full force and effect, and that there has been no breach, default or violation, or to Lessor's knowledge, any event that with the passage of time could become a breach, default or violation of the Land

Lease; and certifying that all rent and other charges under the Land Lease have been fully paid through the closing date.

        (viii)       An estoppel certificate executed by the other party to the Co-Tenancy Agreement in form and substance reasonably satisfactory to Seller, Buyer and its lender;

          (ix)       A closing statement setting forth the Purchase Price and closing adjustments;

           (x)       Affidavit(s) in the form prescribed by the title company for the removal of standard printed exceptions;

          (xi)       A corporate resolution or other evidence of Seller's authorization of the transaction acceptable to the title company;

         (xii)       A nonforeign affidavit; and

        (xiii)       Any other documents reasonably necessary or legally required to evidence the transaction.

Seller's failure to deliver the estoppel certificates described in Subparagraphs (vii) and (viii) above shall not be deemed a default by Seller hereunder. However, if Seller fails to do so at or prior to closing, then Buyer may terminate this Agreement by written notice to Seller, the Deposit shall be promptly refunded to Buyer and neither party shall have any further liability under this Agreement.

          (c)       At closing, Seller shall also deliver, or cause to be delivered, the following:

            (i)       An ALTA title insurance policy (or marked up commitment therefor), with standard exceptions removed (provided Buyer has provided a survey acceptable to the title insurer) which shall insure Buyer's title subject only to Permitted Encumbrances and shall contain such endorsements as Buyer may reasonably request (at Buyer's expense and at no obligation to Seller).

           (ii)       Originally executed copies (if available, otherwise legible copies) of the Land Lease and Co-Tenancy Agreement;

          (d)       At closing, Buyer shall execute and deliver the following:

            (i)       The Purchase Price in immediately available funds adjusted by prorations and other charges under this Agreement;

           (ii)       The Land Lease Assignment and Assumption Agreement;

          (iii)       The assignment of the Co-Tenancy Agreement;

          (iv)       A closing statement setting forth the Purchase Price and closing adjustments; and

           (v)       Any other documents reasonably necessary or legally required to evidence the transaction.

          (e)       At closing, Seller shall pay any transfer tax and the premium for Buyer's policy of title insurance (standard owner's policy without standard exceptions if Buyer obtains an ALTA survey acceptable to the title insurance company). Buyer shall pay the recording fee for the Land Lease Assignment and Assumption Agreement, the real estate broker's commission and any costs incurred by Buyer in obtaining its survey, environmental and other inspections. Seller and Buyer shall each pay one-half of any closing fee charged by the title insurance company. Rent under the Land Lease and any amounts payable under the Co-Tenancy Agreement shall be prorated to the closing date.

          (f)       Seller shall deliver actual physical possession of the Property to Buyer within 15 days after the closing date, but in no event earlier than July 31, 1999. The Building shall be free of all tenants or other occupants, and the Property shall be in at least as good a condition as on the date of this Offer, reasonable wear and tear excepted. Seller shall continue to maintain the Premises, Personal Property, lawn and other components of the Property in their current condition until the closing;

          13.      Taxes and Assessments.  All real estate and personal property taxes and installments of special assessments with respect to Seller's interest in the Property, whether or not payable in installments or deferrable without penalty or interest to a later date, which first become due and payable in the years prior to 1999, shall be paid by Seller. All current real estate and personal property taxes and current installments of special assessments shall be prorated to the closing date on the basis that they are payable for the calendar year in which they are first billed. Hence, the tax bills to be mailed July 1 and December 1, 1999, shall be deemed to be for calendar year 1999. The tax bills shall be estimated based upon the most recently available assessment and millage information, which shall be conclusively deemed correct, even if, following the closing, the actual tax bills differ from the estimated tax bills used in the proration. Buyer shall be responsible for all other taxes and assessments with respect to the Premises, including any special assessments first becoming a lien against the Premises after the date of this Agreement.

          14.     Real Estate Brokers.  The parties agree and represent to one another that, except for Midwest Realty Group, LLC, for whose full commission totalling $55,000 the Buyer (or, if applicable, the optionee under the exercise of the Right of First Refusal) is responsible, no brokers are involved in this transaction who are entitled to a commission. In the event any other broker makes a claim for remuneration in connection with this transaction, the parties agree to indemnify and hold harmless one another from any amount they may be required to pay to a broker they had not retained, including, without limitation, the legal costs and reasonable attorneys' fees expended to defend against such claim.

          15.     Condemnation; Fire; Other Casualty. Seller shall promptly notify Buyer of any impending or actual condemnation proceedings against the Property or any portion of the Property of which Seller has actual notice or any fire or other casualty to the Property. If any material portion of the Property shall be threatened to be taken as a result of condemnation proceedings or be damaged as a result of fire or other casualty prior to the closing, Buyer shall have the right:

          (a)       To terminate this Agreement by written notice to Seller within ten (10) days after receipt of notice of such proceedings or damage, and in such event the Deposit shall be returned to Buyer and neither party shall have any further liability under this Agreement; or

          (b)       To proceed to closing as provided in this Agreement, agreeing to take the Property in its condemned or damaged condition, and in such event Buyer shall be entitled to receive all of the condemnation or insurance proceeds payable as a result of such condemnation or damage.

If, in Buyer's sole discretion, an immaterial portion of the Property shall be threatened to be taken or be taken as a result of condemnation proceedings or be damaged as a result of fire or other casualty prior to the closing, Buyer shall proceed to closing as provided in this Agreement, agreeing to take the Property in its condemned or damaged condition, and in such event Buyer shall be entitled to receive all of the condemnation or insurance proceeds payable to Seller as a result of such condemnation or damage.

          16.     Section 1031 Like-Kind Exchange. Buyer may desire to structure its purchase of the Property as a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Buyer may, at Buyer's sole option, enter into an exchange agreement with another party or a qualified intermediary (as provided in the regulations) as the case may be (in either case, the "Third-Party"), to effectuate the exchange. Seller agrees to cooperate with Buyer to effectuate the exchange and agrees to permit Buyer to assign all of Buyers' right, title and interest in this Agreement to the Third-Party at closing. Buyer shall be responsible to prepare all documents necessary to accomplish the like kind exchange and Seller shall not be exposed or subjected to any additional risks, costs, expenses or liability as a result of the exchange. Further, Seller shall have no liability to Buyer whatsoever in the event the subject transaction is found, held or adjudicated not to qualify as or part of a tax deferred exchange pursuant to § 1031. Notwithstanding the foregoing, no failure to close any transaction involving any premises to be exchanged shall affect Purchaser's obligation to close the transaction contemplated hereby as and when required hereunder.

          17.     Miscellaneous.

          (a)       This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs, and assigns. Buyer may freely assign this Agreement pursuant to paragraph 16 above, provided that Buyer shall not be released from liability under this Agreement;

          (b)       All notices required by this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth above, or at such other place designated by like notice to the other party. Personal delivery or mailing of a notice by certified mail, postage prepaid, shall be sufficient notice. A mailed notice shall be effective upon mailing;

          (c)       Time is of the essence of this Agreement;

          (d)       This Agreement may not be amended, altered or modified unless done so in writing by the person against whom enforcement of any waiver, change, modification or discharge is sought;

          (e)       The representations, warranties and agreements set forth in this Agreement shall survive the closing of the transactions contemplated by this Agreement; and

          (f)       This Agreement and the exhibits to this Agreement contain all of the representations and statements by each party to the other and express the entire understanding between the parties with respect to the transactions contemplated by this Agreement. All prior communications concerning the subject matter of this Agreement are merged in and replaced by this Agreement. It is further understood and agreed that any representation or warranty made herein by either party based on "knowledge" or "awareness" is limited to the actual knowledge of the persons involved in the subject transaction on behalf of such party and, with respect to Seller, the actual knowledge of the property management personnel of Seller responsible for maintenance of the Property on a day-to-day basis.

                    Buyer has signed this Offer to Purchase as of the date stated on its first page.

WITNESSES:	MANATRON, INC.

/s/	By /s/ Paul R. Sylvester
Paul R. Sylvester
Its President
Buyer
/s/ Jane M. Rix

ACCEPTANCE

                    For good and valuable consideration, the receipt of which Seller acknowledges, this Offer is accepted as written. Seller agrees to sell the Property to Buyer on the foregoing terms subject to Old Kent Bank's waiver or non-exercise of the right of first refusal set forth in the Co-Tenancy Agreement.

Dated: April 30, 1999

WITNESSES:	NATIONAL CITY BANK OF
MICHIGAN/ILLINOIS

/s/	By /s/

/s/	Seller